Novamerican Steel Inc. - Consolidated Financial Statements

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(in accordance with U.S. GAAP, in thousands of U.S. dollars, except per share and tons data)

	Three months ended		Year ended
	November 29,	November 30,	November 29,	November 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(52 weeks)	(53 weeks)
	$	$	$	$
Net sales	140,833	121,880	507,067	465,501
Cost of sales	106,992	92,041	400,825	351,229
Gross margin	33,841	29,839	106,242	114,272

Operating expenses
Plant	9,204	7,568	34,000	31,894
Delivery	4,666	3,749	17,394	16,230
Selling	2,853	2,853	11,410	11,581
Administrative and general	4,770	4,344	20,424	20,015
	21,493	18,514	83,228	79,720
Operating income	12,348	11,325	23,014	34,552

Interest expense	1,332	1,228	5,144	5,062
Share in income of joint ventures	(75)	(279)	(545)	(708)
	1,257	949	4,599	4,354
Income before income taxes	11,091	10,376	18,415	30,198
Income taxes	3,617	3,111	5,333	10,080
Net income	7,474	7,265	13,082	20,118

Basic and diluted income per share	$0.77	$0.75	$1.35	$2.07

Weighted average number of shares outstanding	9,700,000	9,700,000	9,700,000	9,700,000

Comprehensive income
Net income	7,474	7,265	13,082	20,118
Changes in cumulative translation adjustment	4,748	(165)	12,477	679
Changes in fair value of interest rate swaps, net of deferred taxes	84	38	289	(598)
	12,306	7,138	25,848	20,199

Tons sold	238,013	209,473	870,250	866,632
Tons processed	216,281	224,158	794,011	737,198
	454,294	433,631	1,664,261	1,603,830

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(in accordance with U.S. GAAP, in thousands of U.S. dollars, except share data)
				Accumulated
				Other	Total
	Common Shares		Retained	Comprehensive	Shareholders'
	Number	Amount	Earnings	Income (Loss)	Equity
		$	$	$	$
Balance at November 30, 2002	9,700,000	28,404	98,789	(7,326)	119,867
Net income			13,082		13,082
Changes in cumulative translation adjustment				12,477	12,477
Changes in fair value on interest rate swaps,
net of deferred taxes	-	-	-	289	289
Balance at November 29, 2003	9,700,000	28,404	111,871	5,440	145,715

CONSOLIDATED STATEMENT OF CASH FLOWS

(in accordance with U.S. GAAP, in thousands of U.S. dollars)
	Three months ended		Year ended
	November 29,	November 30,	November 29,	November 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(52 weeks)	(53 weeks)
	$	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	7,474	7,265	13,082	20,118
Adjustments to reconcile net income to net cash from
(used for) operating activities
Depreciation and amortization	1,894	1,367	6,962	6,228
Share in income of joint ventures	(75)	(279)	(545)	(708)
Deferred income taxes	2,414	1,878	2,208	2,154
Loss (gain) on disposal of property, plant and equipment	340	182	351	177
Changes in working capital items
Accounts receivable	(9,658)	(2,181)	(5,895)	(7,790)
Income taxes receivable	858	-	(595)	292
Inventories	(3,381)	1,144	3,276	(19,301)
Prepaid expenses and other	147	221	(479)	697
Accounts payable and accrued liabilities	12,511	(242)	3,516	7,603
Income taxes payable	687	692	(3,221)	3,726
Net cash from operating activities	13,211	10,047	18,660	13,196
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of remaining interest in joint venture	-	-	(4,100)	-
Acquisition of minority interest	-	-	(2,278)	(2,088)
Investment in a joint venture	-	-	8,640	(1,550)
Distribution from a joint venture	-	-	-	157
Additions to property, plant and equipment	(15,208)	(9,442)	(25,140)	(13,512)
Proceeds from disposal of property, plant and equipment	5,933	309	6,068	483
Other assets	(177)	28	(181)	55
Net cash used for investing activities	(9,452)	(9,105)	(16,991)	(16,455)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in bank indebtedness	7,174	(1,632)	13,323	(3,672)
Advance due to an employee	1,528	1,966	1,528	1,966
Proceeds from long-term debt	26	4,985	1,872	9,024
Repayment on long-term debt	(6,587)	(1,797)	(16,134)	(7,031)
Net cash from financing activities	2,141	3,522	589	287

Effect of exchange rate changes on cash and cash equivalents	822	7	1,417	28
Net increase (decrease) in cash and cash equivalents	6,722	4,471	3,675	(2,944)
Cash and cash equivalents, beginning of period	4,543	3,119	7,590	10,534
Cash and cash equivalents, end of period	11,265	7,590	11,265	7,590

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	1,309	(873)	4,821	4,532
Income taxes paid	740	27	7,335	3,995

CONSOLIDATED BALANCE SHEETS

(in accordance with U.S. GAAP, in thousands of U.S. dollars)
	November 29,	November 30,
	2003	2002
	$	$
ASSETS
Current assets
Cash and cash equivalents	11,265	7,590
Accounts receivable	81,991	67,580
Income taxes receivable	595	-
Inventories	92,876	87,672
Prepaid expenses and other	1,325	784
Deferred income taxes	1,656	1,149
	189,709	164,775
Investment in joint ventures	3,356	11,451
Property, plant and equipment	105,510	81,290
Goodwill, net of accumulated amortization	12,629	12,420
Other assets	1,452	1,769
	312,656	271,705

LIABILITIES
Current liabilities
Current portion of long-term debt	7,109	7,472
Bank indebtedness	18,863	3,534
Accounts payable and accrued liabilities	75,631	63,254
Income taxes payable	-	3,710
	101,603	77,970
Long-term debt	50,553	62,067
Fair value of interest rate swaps	1,812	2,289
Deferred income taxes	12,973	9,512
	166,941	151,838

SHAREHOLDERS' EQUITY
Share capital	28,404	28,404
Retained earnings	111,871	98,789
Accumulated other comprehensive income (loss)	5,440	(7,326)
	145,715	119,867
	312,656	271,705